Exhibit 99.1

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES 2018 THIRD QUARTER RESULTS

Declares An Extraordinary Dividend of $3.50 Per Share

Reports Combined Ratio of 81.1%

DeRidder, LA – October 24, 2018 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the third quarter ended September 30, 2018.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$85,184	$85,118	0.1%	$261,489	$258,779	1.0%
Net investment income	7,884	7,788	1.2%	22,396	21,969	1.9%
Net realized losses on investments, pre-tax	(329)	(192)	71.4%	(1,471)	(761)	93.3%
Net income	19,701	16,577	18.8%	52,826	45,582	15.9%
Diluted earnings per share	$1.02	$0.86	18.6%	$2.74	$2.37	15.6%
Operating net income	19,508	16,702	16.8%	53,783	46,077	16.7%
Operating earnings per share	$1.01	$0.87	16.1%	$2.79	$2.40	16.3%
Book value per share	$23.82	$25.72	-7.4%	$23.82	$25.72	-7.4%
Net combined ratio	81.1%	81.4%		83.5%	83.5%
Return on average equity	17.4%	13.6%		15.9%	12.8%

G. Janelle Frost, President and Chief Executive Officer, noted, “Industry wide loss costs continued to decline this quarter, making workers’ compensation the only commercial line with rate decreases passed on to policyholders. Such an environment sets the stage for carriers to compete for premium dollars. AMERISAFE’s history and current year results reflect our discipline to evaluate and price our risk for long-term stability and profitability. It is because of that discipline that our board is pleased to declare a special dividend of $3.50 to our shareholders, while maintaining adequate capital to protect our policyholders and efficiently operate our company.”

INSURANCE RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)			(in thousands)
Gross premiums written	$85,324	$87,035	-2.0%	$276,368	$269,152	2.7%

Net premiums earned	85,184	85,118	0.1%	261,489	258,779	1.0%
Loss and loss adjustment expenses incurred	47,598	48,394	-1.6%	152,836	151,038	1.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	20,606	19,281	6.9%	62,154	60,686	2.4%
Policyholder dividends	865	1,573	-45.0%	3,290	4,107	-19.9%

Underwriting profit (pre-tax)	$16,115	$15,870	1.5%	$43,209	$42,948	0.6%

Insurance Ratios:
Current accident year loss ratio	71.5%	69.0%		71.5%	69.0%
Prior accident year loss ratio	-15.6%	-12.1%		-13.1%	-10.6%

Net loss ratio	55.9%	56.9%		58.4%	58.4%
Net underwriting expense ratio	24.2%	22.7%		23.8%	23.5%
Net dividend ratio	1.0%	1.8%		1.3%	1.6%

Net combined ratio	81.1%	81.4%		83.5%	83.5%

•

Gross premiums written in the quarter decreased by $1.7 million, or 2.0%, due to lower payroll audits and related premium adjustments. Voluntary premium for policies written during the quarter ended September 30, 2018 were nearly flat compared with the third quarter of 2017.

•

Payroll audits and related premium adjustments decreased premiums written by $2.1 million in the third quarter of 2018, compared to a decrease in premiums written of $1.1 million in the third quarter of 2017. These adjustments resulted in the 2.0% decrease in gross premiums written in the quarter.

•

The current accident year loss ratio for the third quarter was 71.5%, unchanged from the first half of 2018, and an increase of 1.0 percentage point from the 70.5% ratio for the full year 2017. During the quarter, the Company experienced favorable loss development for prior accident years, which reduced loss and loss adjustment expenses by $13.3 million, attributable primarily to accident years 2016, 2015, 2014 and 2013. These results largely reflect favorable case reserve development on claims during the quarter.

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For the quarter ended September 30, 2018, the underwriting expense ratio was 24.2% compared with 22.7% in the same quarter in 2017. The increase in the ratio in the quarter was due to higher loss based assessments and commissions compared to 2017.

•

The effective tax rate for the quarter ended September 30, 2018 was 19.5% compared with 29.6% for the third quarter of 2017. The decrease is largely due to the new federal corporate tax rate of 21% on underwriting profits and taxable investment income.

INVESTMENT RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)			(in thousands)
Net investment income	$7,884	$7,788	1.2%	$22,396	$21,969	1.9%
Net realized losses on investments (pre-tax)	(329)	(192)	71.4%	(1,471)	(761)	93.3%
Net unrealized gains on equity securities (pre-tax)	573	—	NM	259	—	NM
Pre-tax investment yield	2.6%	2.6%		2.5%	2.5%
Tax-equivalent yield (1)	3.0%	3.2%		3.0%	3.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

•

Net investment income for the quarter ended September 30, 2018, increased 1.2% to $7.9 million from $7.8 million in the third quarter of 2017, due to slightly higher investment yields on fixed-income securities.

•	As of September 30, 2018, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

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CAPITAL MANAGEMENT AND EXTRAORDINARY DIVIDEND

The company paid a regular quarterly cash dividend of $0.22 per share on September 21, 2018. On October 23, 2018 the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share, payable on December 28, 2018 to shareholders of record as of December 14, 2018.

In addition, on October 23, 2018 the Company’s Board of Directors declared an extraordinary dividend of $3.50 per share, payable on December 28, 2018 to shareholders of record as of December 14, 2018.

Book value per share at September 30, 2018 was $23.82, an increase of 7.8% from $22.10 at December 31, 2017.

SUPPLEMENTAL INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Net income	$19,701	$16,577	$52,826	$45,582
Less:
Net realized losses on investments	(329)	(192)	(1,471)	(761)
Net unrealized gains on equity securities	573	—	259	—
Tax effect (1)	(51)	67	255	266

Operating net income (2)	$19,508	$16,702	$53,783	$46,077

Average shareholders’ equity (3)	$452,194	$488,169	$442,210	$475,548
Less:
Average accumulated other comprehensive income (loss)	(3,142)	2,725	(295)	1,271

Average adjusted shareholders’ equity	$455,336	$485,444	$442,505	$474,277

Diluted weighted average common shares	19,272,984	19,236,114	19,281,036	19,235,955
Return on average equity (4)	17.4%	13.6%	15.9%	12.8%
Operating return on average adjusted equity (2)	17.1%	13.8%	16.2%	13.0%
Diluted earnings per share	$1.02	$0.86	$2.74	$2.37
Operating earnings per share (2)	$1.01	$0.87	$2.79	$2.40

(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21% for 2018 and 35% for 2017.

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(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for October 25, 2018, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 1, 2018. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 3374675#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

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FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2017. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to Follow -

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$85,324	$87,035	$276,368	$269,152
Ceded premiums written	(2,283)	(1,992)	(6,982)	(6,581)

Net premiums written	$83,041	$85,043	$269,386	$262,571

Net premiums earned	$85,184	$85,118	$261,489	$258,779
Net investment income	7,884	7,788	22,396	21,969
Net realized losses on investments	(329)	(192)	(1,471)	(761)
Net unrealized gains on equity securities	573	—	259	—
Fee and other income	216	90	410	284

Total revenues	93,528	92,804	283,083	280,271

Expenses:
Loss and loss adjustment expenses incurred	47,598	48,394	152,836	151,038
Underwriting and other operating costs	20,606	19,281	62,154	60,686
Policyholder dividends	865	1,573	3,290	4,107

Total expenses	69,069	69,248	218,280	215,831

Income before taxes	24,459	23,556	64,803	64,440
Income tax expense	4,758	6,979	11,977	18,858

Net income	$19,701	$16,577	$52,826	$45,582

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Basic EPS:
Net income	$19,701	$16,577	$52,826	$45,582

Basic weighted average common shares	19,216,545	19,171,912	19,204,196	19,161,529
Basic earnings per share	$1.03	$0.86	$2.75	$2.38
Diluted EPS:
Net income	$19,701	$16,577	$52,826	$45,582

Diluted weighted average common shares:
Weighted average common shares	19,216,545	19,171,912	19,204,196	19,161,529
Stock options and restricted stock	56,439	64,202	76,840	74,426

Diluted weighted average common shares	19,272,984	19,236,114	19,281,036	19,235,955
Diluted earnings per share	$1.02	$0.86	$2.74	$2.37

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Investments	$1,190,536	$1,130,314
Cash and cash equivalents	33,324	55,559
Amounts recoverable from reinsurers	109,269	90,133
Premiums receivable, net	178,625	174,234
Deferred income taxes	19,898	19,262
Deferred policy acquisition costs	21,326	20,251
Other assets	33,991	28,483

	$1,586,969	$1,518,236

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$791,129	$771,845
Unearned premiums	165,167	157,270
Insurance-related assessments	29,814	28,246
Other liabilities	141,863	135,452
Shareholders’ equity	458,996	425,423

Total liabilities and shareholders’ equity	$1,586,969	$1,518,236

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